EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
$380 MILLION CAPITAL RAISE AND
 PLANS TO SELL $435 MILLION OF CLASSIFIED ASSETS

Recapitalization Strengthens United’s Capital Position
Enables Realization of Longer-Term Strategic Opportunities from Dislocation in Core Markets

BLAIRSVILLE, GA – (MARKET WIRE) – March 16, 2011 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) has entered into definitive agreements to raise $380 million of capital through the purchase of a combination of United’s common stock and mandatorily convertible preferred stock (the “Private Placement”) by an affiliate of Corsair Capital, LLC (“Corsair”) and a group of institutional investors.

Under terms of the Private Placement, shares of common stock will be sold at a price of $1.90 per share.  The preferred stock will be convertible into common stock at a conversion price of $1.90 per share, and such conversion will be mandatory immediately following receipt of required shareholder approvals.

Upon consummation of the Private Placement and the conversion of the preferred stock, Corsair and its limited partners will own approximately 22.5 percent of United’s pro forma outstanding voting and non-voting common stock and will be entitled to appoint one representative to United’s Board of Directors.

United also plans to sell approximately $293 million of substandard and nonperforming loans in a series of bulk transactions expected to close during the second quarter of 2011 (the “Asset Sale”).  Further, United plans to accelerate the disposition of approximately $142 million of foreclosed properties during the second and third quarters.

On a pro forma basis, had these transactions been completed at December 31, 2010, they would have significantly reduced classified assets, including a $235 million reduction in nonperforming assets.  United also estimates the after-tax charges associated with the Asset Sale and accelerated disposition of foreclosed properties to be in the range of $140 million to $155 million in the aggregate. Assuming the mid-point of this range, pro forma tangible book value at December 31, 2010 would have equaled $2.27 per share as compared to the reported value of $4.76 per share.

“We are pleased to have successfully concluded our capital plan through this combination of a new strategic investment, asset sale and foreclosed properties dispositions,” stated Jimmy Tallent, United’s president and chief executive officer. “The effective recapitalization of United strengthens our balance sheet, enabling us to address our challenges and to build a much stronger platform for the future. Corsair is an ideal partner for United, with its experience and track record as a thoughtful and positive strategic investor focused entirely on the financial services sector.

“This transaction represents a strategically significant step in returning United to profitability in the second quarter and on a path to further enhancing shareholder value,” Tallent added.  “We greatly appreciate the loyalty of our shareholders, customers and employees over the past few years and look forward with them to a strong future for this franchise.”

“We are very excited about this partnership with United Community Banks,” said Corsair Chairman Nicholas B. Paumgarten.  “United has made significant progress towards improving its overall asset quality and, with these new transactions, is well positioned for the future. In fact, with a highly focused and proven management team, award-winning customer service, and enviable position in its core markets, we view United as uniquely situated to be a leading community banking organization in the Southeast.”

Following the successful completion of the capital plan, including the disposition of the classified assets at the mid-point of the after-tax charges described above, United’s key 2010 year-end pro forma asset quality and capital ratios would have been as follows:

	December 31, 2010
	Actual	Pro Forma

Asset Quality Ratios
Nonperforming Assets / Total Assets	4.3%	1.1%
Allowance for Loan Losses / Loans	3.8	3.5
Allowance for Loan Losses / Nonperforming Loans	97.5	174.8
Texas Ratio – Bank (including TDR’s)	44.2	11.0

Consolidated Capital Ratios
Tangible Common Equity / Tangible Assets	6.0%	8.5%
Tier 1 Leverage	6.7	8.6
Tier 1 Risk Based Capital	9.7	13.3
Total Risk Based Capital	12.1	15.8

“This capital plan is the result of many months of internal analysis and discussion as we explored the most effective strategies for de-risking the balance sheet and returning United immediately to profitability,” stated Tallent. “We have worked through extremely difficult times over the past three years, but our goals and vision have never changed. We will execute these plans and focus on further building our strong franchise through organic growth and selective acquisition opportunities.”

The closing of the Private Placement is subject to customary regulatory approvals and other conditions. The terms of the proposed Asset Sale and the accelerated disposition of foreclosed properties are subject to the approval of United’s Board of Directors and to the negotiation and execution of definitive agreements.  In connection with such plans, and prior to March 31, 2011, United will reclassify the loans included in the Asset Sale on the balance sheet to the “loans held for sale” category.  Accordingly, when the Asset Sale and accelerated disposition are approved by United’s Board, the loans held for sale and the foreclosed properties will be charged-off or written down to reflect the expected losses associated with the accelerated disposition of these assets.

Sandler O’Neill + Partners, L.P. and J.P. Morgan Securities LLC acted as financial advisors and placement agents for the Private Placement.  Sandler O’Neill Mortgage Finance L.P., an affiliate of Sandler O’Neill + Partners, L.P., is acting as exclusive financial advisor to United in connection with the Asset Sale.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United has assets of $7.4 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and eastern Tennessee. United specializes in providing personalized community banking services to individuals and small to mid-size businesses, and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s web site at www.ucbi.com.

About Corsair Capital, LLC
Corsair Capital is a leading specialist private equity firm focused exclusively on investing in the global financial services industry. Corsair has invested in depository institutions across a range of geographies and cycles, and in substantially all of the subsectors of the financial services industry including insurance, asset management and specialty finance in North America, Western Europe, and the Emerging Markets of Latin America, Asia, and Central Europe. More information about the firm may be accessed through the website www.corsair-capital.com.

Additional Information

The Private Placement involves the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act.  Such securities being sold in the Private Placement may not be offered or sold absent registration or an applicable exemption from registration.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

In connection with the Private Placement, United plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement (the “Proxy Statement”).  This news release is not a solicitation of a proxy and is not a substitute for the Proxy Statement or other filings that will be made with the SEC in connection with the potential transactions described in this new release.  Security holders are urged to read the Proxy Statement carefully when it becomes available.

The written materials described above and other documents filed by United with the SEC will be available free of charge from the SEC’s web site at www.sec.gov.  In addition, free copies of these documents may also be obtained by directing a written request to the attention of Lois J. Rich, Investor Relations, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 22 of United Community Banks, Inc.’s quarterly report filed on Form 10-Q with the SEC the quarter ended September 30, 2010 and in the sections entitled “Risk Factors” in quarterly reports filed on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010, annual report filed on Form 10-K for the year ended December 31, 2009, and, once available, annual report filed on Form 10-K for the year ended December 31, 2010.    Additional factors that may cause our forward-looking statements to differ materially from actual results include, without limitation: (1) the regulatory approvals required for the Private Placement may not be obtained or may not be obtained on the terms expected or on the schedule that we anticipate; (2) other closing conditions for the Private Placement may not be satisfied; (3) we may not successfully negotiate, enter into definitive agreements with respect to, and close the Asset Sale or accelerated foreclosed properties dispositions; and (4) the Asset Sale or accelerated foreclosed properties dispositions may not occur within our currently expected ranges for price and other terms, and the pre-tax charges associated with such sales may exceed the pre-tax charges that we currently anticipate.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.